UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – November 17, 2017

ONCOR ELECTRIC DELIVERY COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1616 Woodall Rodgers Fwy., Dallas, Texas 75202

(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code – (214) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 17, 2017, Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), entered into a Revolving Credit Agreement (the “New Credit Agreement”) among Oncor, as borrower, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent for the Lenders and as swingline lender, and the fronting banks from time to time parties thereto for letters of credit issued thereunder. Oncor intends to use the borrowings under the New Credit Agreement for general corporate purposes.

The New Credit Agreement provides for an unsecured revolving credit facility in an aggregate principal amount of up to $2.0 billion. The New Credit Agreement also contains a customary accordion feature allowing Oncor to request an increase of up to $400 million, in $100 million increments, provided certain conditions set forth in the New Credit Agreement are met. The New Credit Agreement has a five-year term expiring on November 17, 2022 and gives Oncor the option of extending the term for up to two additional one-year periods.

Loans under the New Credit Agreement bear interest at per annum rates equal to, at Oncor’s option, (i) adjusted LIBOR plus a spread ranging from 0.875% to 1.5% depending on certain credit ratings assigned to Oncor’s senior secured debt or, at such time that Oncor has a senior unsecured long-term debt rating, certain ratings assigned to such senior unsecured long-term debt (the “Applicable Credit Ratings”), or (ii) a base rate (equal to the higher of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the greater of the federal funds effective rate or the overnight bank funding rate, plus 0.50%, and (3) adjusted LIBOR plus 1.0%) plus a spread ranging from 0% to 0.5% depending on the Applicable Credit Ratings. Based on Oncor’s current senior secured debt ratings, its LIBOR-based borrowings will bear interest at LIBOR plus 1.125% and its base rate borrowings will bear interest at the base rate plus 0.125%.

A commitment fee is payable quarterly in arrears and upon termination or commitment reduction at a rate per annum equal to 0.075% to 0.225% (such spread shall depend on the Applicable Credit Ratings) of the commitments under the New Credit Agreement. Based on Oncor’s current senior secured debt ratings, its commitment fee will be 0.125%. Letter of credit fees under the New Credit Agreement are payable quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR under the New Credit Agreement. Fronting fees in an amount as separately agreed by Oncor and any fronting bank that issues a letter of credit are also payable quarterly in arrears and upon termination to each such fronting bank.

The New Credit Agreement contains customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiaries from, among other things:

•	incurring additional liens;

•	entering into mergers and consolidations;

•	sales of substantial assets; and

•	acquisitions and investments in subsidiaries.

In addition, the New Credit Agreement requires that Oncor maintain a maximum consolidated senior debt to capitalization ratio of 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants.

The New Credit Agreement also contains customary events of default for facilities of this type the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the New Credit Agreement, cross-default provisions in the event Oncor or any of its subsidiaries defaults on indebtedness in a principal amount in excess of $100 million or receives judgments for the payment of money in excess of $100 million that are not discharged or stayed within 60 days.

The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the complete terms of the New Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

ITEM 1.02.	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On November 17, 2017, in connection with Oncor’s entrance into the New Credit Agreement, Oncor repaid all outstanding obligations under its Amended and Restated Revolving Credit Agreement, dated as of October 11, 2011, among Oncor, as borrower, JPMorgan Chase Bank, N.A., as administrative agent for the lenders and as swingline lender, and the lenders from time to time party thereto (the “2011 Credit Agreement”)( other than existing letters of credit issued under the 2011 Credit Agreement, which upon closing of the New Credit Agreement were deemed issued under the New Credit Agreement, and contingent indemnity obligations under the 2011 Credit Agreement which, by their express terms, survive termination of the 2011 Credit Agreement). Upon the payoff of such obligations, the 2011 Credit Agreement, all related documents and agreements evidencing obligations under the 2011 Credit Agreement, and all lender commitments to make loans or other extensions of credit under the 2011 Credit Agreement, were terminated. The 2011 Credit Agreement provided for a secured revolving credit facility in an aggregate principal amount of $2.0 billion and would have expired in October 2018. It was terminated at Oncor’s option in accordance with the prepayment and commitment termination provisions of the 2011 Credit Agreement. JPMorgan Chase Bank, N.A., served as the administrative agent and swingline lender under the 2011 Credit Agreement and continues to serve in such role under the New Credit Agreement. In addition, all of the lenders under the New Credit Agreement were lenders under the 2011 Credit Agreement at the time of its termination.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

ITEM 8.01.	OTHER EVENTS.

As previously reported, the order issued by the Public Utility Commission of Texas (“PUCT”) in PUCT Docket No. 46957 provides for new rates for Oncor to take effect on November 27, 2017, contingent upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 21, 2017 (the “Sharyland Agreement”), by and among Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (“SDTS”), Sharyland Utilities, L.P., a Texas limited partnership (“SU”), SU AssetCo, L.L.C., a Texas limited liability company and wholly owned subsidiary of SU, SDTS AssetCo, L.L.C., a Texas limited liability company and wholly-owned subsidiary of SDTS, Oncor, and Oncor AssetCo LLC, a Texas limited liability company and wholly owned subsidiary of Oncor. On November 9, 2017, the parties consummated the transactions contemplated by the Sharyland Agreement. Pursuant to those transactions, Oncor exchanged approximately $383 million of its electricity transmission assets and liabilities for approximately $401 million of electricity distribution-related assets and liabilities of SDTS and SU (constituting substantially all of the electricity distribution business of SDTS and SU) as well as certain transmission assets. In addition, Oncor paid SDTS approximately $18 million in cash and paid SU approximately $7 million in cash, which amounts are subject to customary post-closing adjustments. As a result of the closing of such transactions, the contingency in the PUCT order issued in PUCT Docket No. 46957 has now been met and Oncor’s new rates as approved in such PUCT order will take effect on November 27, 2017.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits.

Exhibit No.	Description

10.1	Revolving Credit Agreement, dated as of November 17, 2017, among Oncor Electric Delivery Company LLC, as borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders and as swingline lender, and the fronting banks for letters of credit from time to time party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

/s/ Sarah W. Soong
Name:	Sarah W. Soong
Title:	Vice President - Treasurer

Dated: November 21, 2017